UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 30, 2008 (October 24, 2008)

PREMIER POWER RENEWABLE ENERGY, INC.
(Exact name of registrant as specified in Charter)

Delaware	333-140637	13-4343369
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

4961 Windplay Drive, Suite 100
El Dorado Hills, CA 95762
(Address of Principal Executive Offices)

(916) 939-0400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	Resignation of Officer

Effective October 24, 2008, Miguel de Anquin resigned as the registrant’s Chief Financial Officer.

(c)	Appointment of Officer

Effective October 24, 2008, the Board of Directors appointed Teresa Kelley, age 43, as the Chief Financial Officer.

Ms. Kelley has over 22 years of experience in corporate accounting and operations management. Prior to her appointment as the registrant’s Chief Financial Officer, Ms. Kelley served as Chief Financial Officer of Vista Point Technologies, a design and manufacturer of electronic components, since January 2007. Prior to Vista Point Technologies, she worked at Intel Corporation since the start of her career in 1987, beginning as a financial analyst and later serving in several management positions before becoming the Senior Controller of the Intel Networking business. Ms. Kelley has a B.S. in Business and an MBA from Santa Clara University.

Ms. Kelley and the registrant entered into an Employment Agreement on October 24, 2008 (the “Employment Agreement”) in connection with her services as the registrant’s Chief Financial Officer. As compensation for her services, Ms. Kelley will receive an annual compensation of $150,000. She will receive an annual 20% bonus based on her efforts in helping the registrant achieve the following targets: minimum growth revenue of 80% in the first year of her employment, 80% growth in the second year, 70% growth in the third year, and 60% growth in the fourth year (each growth revenue percentage which may be revised by the registrant’s Chief Executive Officer over the term of Ms. Kelley’s office); annual EBITDA and net income in excess of the prior year’s EBIDTA and net income; net income margins in excess of 5%; and acquisitions to secure revenue growth, margin growth, and market share domestically and internationally. Ms. Kelley will also receive, for her first year of employment, 100,000 stock options to purchase the registrant’s common stock, exercisable at a price equal to the closing price of the registrant’s common stock on the day the Board approves the option issuance. Such stock options will vest 25% per year for each year of employment from the date of issue. For her second year of employment, Ms. Kelley will receive an additional 125,000 stock options to purchase the registrant’s common stock, exercisable at a price equal to the closing price of the registrant’s common stock on the day the Board approves the stock issuance. Such stock options will vest 33% per year for each year of employment from the date of issue. In the event of any sale, merger, acquisition of over 51% of the registrant’s capital stock by a third party, or other change of control event, any stock options issued to Ms. Kelley under the Employment Agreement will be fully vested for such year.

Other than the Employment Agreement, there is no material plan, contract, or arrangement to which Ms. Kelley is a party or in which she participates that is entered into or a material amendment in connection with Ms. Kelley’s appointment as the Chief Financial Officer.

There are no family relationships between Ms. Kelley and any of our directors or other executive officers. There are no related party transactions to report.

Item 9.01    Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Exhibit Description

10.1	Employment Agreement between Premier Power Renewable Energy, Inc. and Teresa Kelley, dated October 24, 2008

99.1	Press Release, dated October 29, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PREMIER POWER RENEWABLE ENERGY, INC. (Registrant)

Date: October 30, 2008	By:	/s/ Dean Marks
Dean Marks Chief Executive Officer and President